Exhibit 10.17

TO Pharmaceuticals LLC

77 Water Street, 8th floor

New York, New York 10005

October 19, 2018

Mr. Seth Yakatan

PO Box 2140

Manhattan Beach, CA 90267

MANAGEMENT CONSULTING AGREEMENT

Dear Seth:

We are very pleased to offer you the position of Interim Chief Executive Officer (“CEO”) of TO Pharmaceuticals LLC, a Delaware limited liability company (the “Company”), effective as of October 1, 2018. This offer of is conditioned on your satisfactory completion of certain requirements, as more fully explained in this letter. Your role as CEO will be subject to the terms and conditions set forth in this letter, which supersede anything said or communicated to you during any discussions or correspondence about your employment with the Company or its affiliates. Your firm, Sutherland Paige and Associates, Inc. D/B/A Katan Associates, International (“Katan”), will be engaged as an consultant and independent contractor to the Company to provide your services on an interim basis until you and the Company enter into a definitive employment agreement (the “Employment Agreement”).

Your position with the Company will be full-time, effective immediately. This will be an exempt executive position. In your capacity as CEO, you will perform duties and responsibilities that are reasonable and consistent with such position, and as may be assigned to you from time to time by the Company’s board of managers (the “Board”) or its designees, in connection with which you will be generally responsible for the Company’s operations and affairs, including without limitation completion of its financial statements, financing activities and the Company’s merger with a public company or other public listing. You agree to devote as much time as is required and best efforts to the performance of your duties and to the furtherance of the Company's interests, and to be subject to the Company’s customary confidentiality and work-for-hire provisions. The Company acknowledges that Katan and Seth Yakatan may be involved in other projects during the term of this agreement and that such efforts may require some of Seth Yakatan’s time and attention, which will not unreasonably interfere with his duties to the Company.

In consideration of your services, Katan will receive a salary of $12,500 per month; provided, that until the Company raises at least $3,000,000 in gross proceeds from one or more financing transactions (the “3M Financing”) after the date hereof (not including any advances to the Company from T.O. Global LLC or any affiliate thereof), the Company will pay Katan at a rate of $5,000 per month in cash billable each month and payable within 15 days of presentation of invoices, and the remaining $7,500 per month will be deferred. The deferred amount shall be payable solely out of the proceeds of the $3M Financing. In addition, the Company will reimburse you or Katan for reasonable business expenses you incur on behalf of the Company, including travel expenses, upon submission of evidence thereof consistent with the Company’s expense reimbursement policy.

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In addition, you will become eligible for participation in the equity of the Company’s successor through a grant of options to purchase common stock of such successor. The exercise price of such options shall be based on a fair market value determined by the equity value of such successor in connection its round of financing (the “Concurrent Financing”) to be raised substantially concurrently with having a class of equity securities (the “Public Stock”) listed for trading on Nasdaq (the “Listing”; and collectively with Concurrent Financing, referred to herein as “Going Public”); however, all options shall be issued with a cashless exercise feature. Your aggregate option grant would be for 3% of the Public Stock, after giving effect to Going Public, subject to vesting as follows:

(a)	One-third upon (i) (A) the Listing, and (B) such successor having raised at least $10,000,000 from the Concurrent Financing; and (ii) you having been employed by the Company for at least six months after Going Public;

(b)	One-third upon (i) the product of (A) the number of issued and outstanding shares of Public Stock, and (B) the volume weighted average of the closing price of the Public Stock for a period of 20 consecutive trading days, equalling or exceeding $100,000,000 on or prior to June 30, 2019, and (ii) you having been employed by the Company for at least 1 year after Going Public; and

(c)	One-third upon the Company’s completion of two phase 2 clinical studies with a plan for FDA new drug approval through a phase 3 study in the USA.

Until the execution and delivery of the Employment Agreement, your engagement and position as interim CEO will be at-will, meaning that you or the Company may terminate the relationship at any time, with or without cause, and with or without notice. The Company acknowledges that regardless of termination, any historical cash or accrual amounts owed to the Company shall be payable and due in accordance with the terms hereof. The Company cannot wilfully terminate this Agreement for the express purpose of avoiding vesting of the option subject to paragraph (a) above.

This offer is contingent upon:

(a) Verification of your right to work in the United States, as demonstrated by your completion of the I-9 form upon hire and your submission of acceptable documentation (as noted on the I-9 form) verifying your identity and work authorization within three days of starting employment;

(b) Satisfactory completion of a background investigation, for which the required notice and consent forms are attached to this letter; and

(c) Your execution of the Company’s customary confidentiality and work-for-hire agreement and employee handbook;

This offer will be withdrawn if any of the above conditions are not satisfied.

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By accepting this offer, you confirm that you are able to accept your responsibilities and carry out the work that it would involve without breaching any legal restrictions on your activities, such as restrictions imposed by a current or former employer or client. You also confirm that you will inform the Company about any such restrictions and provide the Company with as much information about them as possible, including any agreements between you and your current or former employer or client describing such restrictions on your activities. Such activities shall be disclosed in Exhibit A to this Agreement.

You further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer or client(s) to the Company without written authorization from your current or former employer and/or client(s), nor will you use or disclose any such confidential information during the course and scope of your employment with the Company. If you have any questions about the ownership of particular documents or other information, discuss such questions with your former employer and/or client(s) before removing or copying the documents or information.

This Offer Letter shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflict of laws principles thereof. State and federal courts sitting in the City of New York shall have exclusive jurisdiction to hear any dispute arising under this Offer Letter.

All of us at the Company are excited at the prospect of you joining our team. If you have any questions about the above details, please call me immediately. If you wish to accept this position, please sign below and return this letter agreement to me within 3 days. This offer is open for you to accept until October 21, 2018, at which time it will be deemed to be withdrawn.

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I look forward to hearing from you.

Yours sincerely,

TO PHARMACEUTICALS LLC

By:	/s/ Bernard Sucher
Name:	Bernard Sucher
Title:	Authorized Representative

Accepted:

/s/ Seth Yakatan
Seth Yakatan

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